UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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ExamWorks Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLEASE VOTE THE ENCLOSED PROXY CARD TODAY!

June 23, 2016

Dear Fellow Stockholder,

You have the opportunity to receive significant and attractive value for your ExamWorks shares. ExamWorks will hold a Special Meeting of Stockholders on July 26, 2016 to vote on the Company’s agreement to be acquired by an affiliate of Leonard Green & Partners, L.P. (“LGP”) for $35.05 per share in cash, representing a total transaction value of approximately $2.2 billion. This offer represents a 41% premium to the closing price of ExamWorks stock on February 8, 2016, the date ExamWorks first received an indication of interest from LGP.

Please use the enclosed proxy card to place your vote today.

WE URGE YOU TO VOTE “FOR” THIS TRANSACTION THAT PROVIDES ATTRACTIVE AND IMMEDIATE VALUE TO YOU

The ExamWorks Board of Directors believes this transaction is in the best interest of all stockholders and unanimously recommends that you vote “FOR” the approval of the agreement on the enclosed proxy card TODAY. The key benefits of the transaction include:

•                 Significant and attractive value. The ExamWorks Board of Directors believes that this cash offer provides shareholders with significant and attractive value.  A Special Committee of the Board composed entirely of independent directors thoroughly evaluated management’s projections and risks associated with the standalone plan, and based on their analysis believes that the $35.05 cash offer provides superior value relative to pursuing the standalone plan as a public company. The $35.05 per share cash consideration represents a 41% premium to the closing price of ExamWorks stock on February 8, 2016, the date ExamWorks first received an indication of interest from LGP, and a 22% premium to ExamWorks’ weighted average stock price for the 90-day period ending April 26, 2016, the last trading day before the merger agreement was announced. Furthermore, negotiations with LGP drove the offer price above the high end of the initially indicated range ($32-$35 per share).

•                 Attractive multiple. The merger consideration represents an implied multiple to the twelve months ended March 31, 2016 Adjusted EBITDA of 14.9x, a superior multiple to the overwhelming majority of similar precedent transactions.  Furthermore, the merger consideration represents an implied multiple to projected 2016 Adjusted EBITDA of 12.7x, and since its IPO, ExamWorks stock has traded below a next twelve months multiple of 12.0x 55% of the time. For a description of Adjusted EBITDA, see page 70 of the accompanying proxy statement.

•                 Immediate and certain liquidity. The merger consideration of $35.05 per share will be paid in cash, and provides certainty, immediate value and liquidity to our stockholders. The offer presents ExamWorks stockholders with the highest price available, and is again a superior multiple to similar precedent transactions.

•                 Comprehensive process re-affirming superior value of the $35.05 per share all-cash offer.  Authorized by the Special Committee, ExamWorks’ financial advisors engaged in an active and extensive solicitation of 46 potentially interested parties in connection with the “go shop” provision based on a list of prospective buyers reviewed by the Special Committee. The Company did not receive any alternative acquisition proposals during the 25 business day “go shop” period concluding June 2, 2016.

•                 Minimal execution risk. The buyer has committed financing with no special conditions and is prepared for a standard regulatory approvals process. Stockholders are also protected by a high reverse termination fee in the event the transaction is not consummated under certain circumstances.

•                 Superior value compared to remaining standalone business. If the Company remained a standalone business, there are several risk factors that may adversely impact our ability to create value in excess of the proposed transaction, including:

o       The loss of national accounts which drive significant revenue;

o       The risks and costs associated with introducing new products and services;

o       Continuing to deliver organic growth given our already leading market position;

o       The growth rates that are required to meet ExamWorks’ financial projections; and

o       Executing our strategic plan, and regulatory and technology risks.

THE TRANSACTION IS THE RESULT OF A COMPREHENSIVE PROCESS

Following the announcement on April 27, 2016, and in accordance with the merger agreement’s “go shop” provision, the Special Committee authorized the financial advisors to reach out to 26 strategic buyers and 20 financial sponsors. No strategic parties submitted a bid or indicated interest, and only one financial sponsor asked for additional information demonstrating interest. The financial sponsor signed a Non-Disclosure Agreement and received material non-public information related to the Company, but following the receipt of such information the sponsor indicated that it was unable to meet the $35.05 offer. All of the 46 parties ultimately indicated that they were unable to provide value equal to or greater than $35.05 per share.

The ExamWorks Board of Directors believes this transaction is in the best interest of all stockholders, re-affirmed by the lack of alternative offers from the “go shop” process. For more information on the transaction, we encourage you to go to the “Background of the Merger” section of the proxy statement.

VOTE “FOR” THE MERGER AGREEMENT

Your vote is very important. To ensure your representation at the ExamWorks Special Meeting of Stockholders on July 26, 2016, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet.

On behalf of the ExamWorks Board and management team, thank you for your continued support.

Sincerely,

Richard E. Perlman

Executive Chairman

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016

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